NUMBER 00	SHARES

Advanced Credit Technologies, Inc.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
Authorized to Issue 100,000,000 Shares Common Stock At $.001 Par Value

This Certifies That ____________________________________ is hereby issued __________________________________________fully paid and non-assessable Shares of the Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officer and its Corporate Seal to be hereunder affixed this ______ day of _________A.D._______.

_________________________ Secretary	_________________________ President